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                          CARTER LEDYARD & MILBURN LLP
                                Counselors at Law
                                  2 Wall Street
                          New York, New York 10005-2072
                                    ---------

                                 (212) 732-3200
                               Fax (212) 732-3232


                                        December 22, 2004


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:  Pall Corporation
                       ----------------

Ladies and Gentlemen:

     We have acted as counsel for Pall Corporation, a New York corporation (the "Corporation"), in connection with the adoption of its 2005 Stock Compensation Plan (the "Plan"). The Plan provides for the issuance of up to 5,000,000 shares (the "Shares") of the Common Stock, $.10 par value per share, of the Corporation (the "Common Stock") and up to an additional 5,000,000 Common Share Purchase Rights (the "Rights"). The Shares may be issued under the Plan (1) upon the exercise of employee stock options, (2) in the form of restricted shares and performance shares, (3) upon the conversion of restricted units and performance units granted to employees of the Corporation, and (4) upon the conversion of annual award units granted automatically each year to directors of the Corporation who are not employees of the Corporation or any of its subsidiaries. The Shares may be either authorized but unissued shares, shares held in the treasury of the Corporation, or shares purchased by the Corporation in the open market. Each Right will be issued in connection with the issuance of one of the Shares and, prior to the Distribution Date (as defined in the Rights Agreement providing for the Rights), will be transferable with and only with, and will be evidenced by the certificate evidencing, such Share.

     We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Plan and such corporate records and such other documents as we have deemed relevant as a basis for our opinion hereinafter expressed.

     Based on the foregoing, we are of the opinion that up to an additional 5,000,000 authorized but previously unissued Shares and Rights, when issued by the Corporation in



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accordance with the terms of the Plan, will be legally issued, and such Shares will be fully-paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Corporation's Registration Statement on Form S-8 for the Shares and the Rights.

     Heywood Shelley, counsel to this Firm, is a director of the Corporation.


                                            Very truly yours,

                                            /s/Carter Ledyard & Milburn LLP


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